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                                                                EXHIBIT 23.1 (B)
                                                                ----------------


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this registration statement of ACS-Tech 80 Ltd on Form S-8 (relating to the registration of shares to be used under the ACS - Tech 80 Ltd 2001 Stock Option Plan) of our report dated May 6, 2004, relating to the financial statements of Technology 80 Inc. as of and for the years ended December 31, 2003 and 2002, and our report dated January 28, 2002, relating to the consolidated financial statements of Technology 80 Inc. and Subsidiary as of and for the years ended December 31, 2001 and 2000, which are included in the ACS-Tech 80 Ltd Annual Report on Form 20-F filed July 15, 2004.




/s/ Lurie Besikof Lapidus & Company, L.L.P
Lurie Besikof Lapidus & Company, L.L.P
October 27, 2004